Exhibit 99.1

First Consulting Group -FCG- Announces Appointment of Cora M. Tellez to Board of Directors

    LONG BEACH, Calif.--(BUSINESS WIRE)--Aug. 23, 2004--First Consulting Group, Inc. (Nasdaq:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today announced the appointment of Cora
M. Tellez to its Board of Directors and to the Nominating and Governance Committee of the Board. Ms. Tellez has been appointed to the class of directors that will serve until the 2006 Annual Meeting of Stockholders.
    Ms. Tellez brings to the FCG Board a strong background in the healthcare industry as well as significant prior board experience. Currently, Ms. Tellez serves as CEO of Sterling HSA, a company she founded in April 2004 to administer healthcare savings accounts. Previously, Ms. Tellez has held a variety of senior executive positions in the health plan sector, including President and CEO of Health Net's California plan, where she led that plan's turnaround efforts in the late 90's and served until 2002, President and Chair of Prudential Health Care, Senior Vice President and Regional CEO of Blue Shield of California, and Vice President and Regional Manager, Hawaii, for Kaiser Foundation Health Plan & Hospitals. Ms. Tellez received her BA from Mills College and her MS in Public Administration from California State University, Hayward. Ms. Tellez is a former board member of Catellus Development Co. (where she served on the audit and corporate governance committees), California Federal Bank, Glendale Federal Bank, and Bank of Hawaii.
    Luther Nussbaum, FCG's chairman and chief executive officer, said, "We are extremely pleased to have Cora join our Board. Her executive leadership and deep industry knowledge will have a very positive and immediate impact on the firm. Cora is now the fourth independent board member we have added in the last 18 months and in that period of time, we have done much to add to the diversity of background and experience of our Board. I look forward to working closely with our Board as we continue improving value for all of our stakeholders including our clients, our associates, and our shareholders."

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    CONTACT: First Consulting Group
             Luther J. Nussbaum, 562-624-5221
             lnussbaum@fcg.com
             Chuck McBride, 562-624-5300
             cmcbride@fcg.com
             Thomas A. Reep, 562-624-5250
             treep@fcg.com